Exhibit 4.4

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of November 14, 2013, is by and among JLL JGW Distribution LLC, a Delaware limited liability company, and JGW Holdco, LLC, a Delaware limited liability company (collectively, the “JLL Holders”), PGHI Corp., a Delaware corporation (“PGHI”), and each of the other stockholders of JGWPT Holdings Inc., a Delaware corporation (the “Company”), who are signatories hereto including, without limitation, certain members of management (collectively with the JLL Holders and PGHI, the “Stockholders”).

RECITALS

A.            Each Stockholder other than PGHI is the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of Class B Common Stock, par value $0.00001 per share (the “Class B Shares”), of the Company set forth on Schedule A hereto (such Class B Shares, together with all other voting securities of the Company, including shares of Class A Common Stock, par value $0.00001 per share, Class C Common Stock, par value $0.00001 per share, and Class B Shares acquired by the Stockholders after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”).

B.            Concurrently with the execution and delivery of this Agreement, the Company is issuing shares of Class A Common Stock, par value $0.00001 per share, in an initial public offering as more fully described in the prospectus distributed in connection therewith (the “Offering”).

C.            In connection with the Offering, the Stockholders desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Representations and Warranties of the Stockholders.

Each of the Stockholders, for itself and not for any other Stockholder, hereby represents and warrants to the other Stockholders as follows:

(a)           Due Authorization and Organization.  To the extent that the Stockholder is not a natural person, the Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable) and, to the extent that the Stockholder is a natural person, the Stockholder has the requisite capacity to enter into this Agreement.  The Stockholder has all requisite legal power (corporate or other) and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)           No Conflicts.  (i) No authorization, consent or approval of any other Person is necessary for the execution of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of such Stockholder (if applicable), (B) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its Subject Shares may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Stockholder, except for any of the foregoing as would not reasonably be expected to prevent such Stockholder from performing its obligations under this Agreement.

(c)           The Subject Shares.  Schedule A sets forth the number of Subject Shares over which the Stockholder has record or beneficial ownership as of the date hereof.  As of the date hereof, the Stockholder is the record or beneficial owner of the Subject Shares denoted as being owned by the Stockholder on Schedule A and has the sole power to vote (or cause to be voted) such Subject Shares.  The Stockholder has good and valid title to the Subject Shares denoted as being owned by the Stockholder on Schedule A, free and clear of any and all Liens, other than those created by this Agreement, the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Company, and the Amended and Restated Limited Liability Company Agreement, dated as of November 13, 2013 (the “JGWPT Holdings LLC Agreement”) of JGWPT Holdings, LLC, a Delaware limited liability company (“JGWPT Holdings LLC”), or as would not prevent the Stockholder from performing its obligations under this Agreement.  Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings ascribed to them in the JGWPT Holdings LLC Agreement.

2.             Covenants of the Stockholders.

Until the termination of this Agreement in accordance with Section 4, subject to the terms and conditions set forth herein, each Stockholder, in its capacity as such, agrees as follows:

(a)           Election of Directors.  At each annual meeting of stockholders of the Company (each, a “Meeting”) while this Agreement is in effect, or at any adjournment, postponement or continuation of any such Meeting, or in any other circumstances upon which a vote or other approval with respect to the election of directors is sought, including by action by written consent in lieu of a meeting, each Stockholder shall vote (or cause to be voted) the Subject Shares held beneficially or of record by such Stockholder in favor of the election or re-election to the Board of Directors of the Company of:

(i)            four (4) designees of JLL, who shall initially be Paul S. Levy, Frank Rodriguez, Alexander Castaldi and Kevin Hammond;

(ii)           one (1) designee of (A) PGHI, (B) any Permitted Transferee of PGHI to which PGHI Transfers at least 872,136 Common Interests, or (C) DLJ Merchant Banking Partners IV, L.P. (“DLJMB Main Fund”), as long as DLJMB Main Fund collectively holds, directly or indirectly, at least 872,136 Common Interests and (in the case of (B) and (C)) to which PGHI assigns its right to designate a member of the Board of Directors of the Company (a “PGHI Director Assignee”); and

(iii)          the Chief Executive Officer of the Company.

Any such vote shall be cast in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote.  As used herein, “JLL” means JLL Fund V AIF I, LP, a Delaware limited partnership, JLL Fund V AIF II, LP, a Delaware limited partnership, any other private equity investment partnership or private equity pooled investment vehicle sponsored or managed by JLL Partners, Inc., or any affiliate of any of the foregoing (including JLL Partners, Inc.).

(b)           Additional Understandings.

(i)            If at any time PGHI (together with its then-current stockholders) or the PGHI Director Assignee, as applicable, holds in the aggregate fewer than 436,104 Common Interests, including Non-Voting Common Interests, then PGHI or the PGHI Director Assignee, as applicable, will no longer be entitled to designate a member of the Board of Directors of the Company pursuant to Section 2(a)(ii) above.

(ii)           Notwithstanding any provision in the Certificate of Incorporation or JGWPT Holdings LLC Agreement, PGHI agrees that, in any transaction pursuant to Section 9.10 of the JGWPT Holdings LLC Agreement in which Common Interests or Subject Shares are distributed to equity holders of PGHI, based on such equity holders’ proportionate ownership of PGHI, PGHI will not Transfer (as that term is defined in the JGWPT Holdings LLC Agreement) any Common Interests (including Non-Voting Common Interests) or Subject Shares unless the Transferee is at such time a party to this Agreement or has previously executed and delivered to the Partnership a joinder agreement, pursuant to which such Transferee agrees to be bound by all the terms and conditions of this Agreement, together with such other documents or instruments as may be necessary or appropriate to obligate such Transferee to the terms and conditions of this Agreement.

(iii)          Notwithstanding anything to the contrary contained herein, solely with respect to the designation of directors pursuant to Section 2(a)(iii) above, any CS-Controlled Affiliate shall be limited to casting votes representing, in the aggregate, no more than 9.9% of the total voting power entitled to be cast in the designation of such members of the Board of Directors of the Company, and to the extent that there is, at any time, more than one such CS-Controlled Affiliate, then the votes entitled to be cast by all such CS-Controlled Affiliates shall be reduced ratably in proportion to each such CS-Controlled Affiliate’s respective Aggregate Common Interest Percentage, such that the aggregate votes entitled to be cast by all such CS-Controlled Affiliates shall not exceed 9.9% of the total voting power entitled to be cast in the election of such members of the Board of Directors of the Company.

(c)           Removal and Resignation of Directors.  Any member of the Board of Directors of the Company may be removed from the Board of Directors in the manner allowed by law and the Company’s Certificate of Incorporation and by-laws, each as amended from time to time; provided, however, that each Stockholder agrees that it will not, as a stockholder of the Company, vote for the removal of any director without the mutual consent of the Person(s) entitled to designate such director pursuant to Section 2(a) hereof.

(d)           Vacancy of the Designated Directors.  If a director designated by one or more Person(s) under Section 2(a) hereof is removed or resigns from office, dies, or vacates his office as a result of disability, his successor shall be appointed in the manner allowed by law and the Company’s Certificate of Incorporation and by-laws, each as amended from time to time; provided, however, that each Stockholder shall use its commercially reasonable efforts, subject to applicable law, to cause a replacement director designated by the Person(s) entitled to designate such director under Section 2(a) hereof to be elected to the Board of Directors to fill such vacancy and shall vote all of its Subject Shares in favor of the election of such replacement director in accordance with Section 2(a) hereof.

(e)           Transferees.  In connection with any transfer of Subject Shares in a Permitted Transfer or to a Permitted Transferee (as such terms are defined in the JGWPT Holdings LLC Agreement), it shall be a condition to any such transfer that the transferee agree to be bound by the provisions of this Agreement.

(f)            No Contrary Agreement.  Each Stockholder agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 2.

3.             Obligations as Director or Officer.

Nothing in this Agreement shall be deemed to limit or restrict any director or officer of the Company from acting in his capacity as such director or officer or from exercising his fiduciary duties and responsibilities, it being agreed and understood that this Agreement shall apply to each Stockholder solely in his capacity as a stockholder of the Company and shall not apply to his actions, judgments, or decisions as a director or officer of the Company if he or she is a director or officer of the Company.

4.             Termination.

Unless earlier terminated by operation of applicable law, this Agreement shall terminate (a) immediately upon the written agreement of all of the Stockholders who then have a right, pursuant to Section 2 of this Agreement, to designate any directors, or (b) automatically at such time as no stockholder party hereto has a right to designate any directors hereunder.  No party hereto shall be relieved from any liability for intentional breach of this Agreement by reason of any such termination.  Notwithstanding the foregoing, this Section 4 and Sections 5 and 6 of this Agreement shall survive the termination of this Agreement.

5.             Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.

6.             Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

7.             Specific Performance.

Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party hereto irreparable harm.  Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance.

8.             Amendment.

This Agreement may be amended, modified or supplemented at any time and from time to time by the written agreement of each of the Stockholders.

9.             Assignment; No Third Party Beneficiaries.

Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of all of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Stockholders and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

10.          Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered if delivered personally or on the date of confirmation of receipt if sent by facsimile and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

if to the JLL Holders, to:

JGW Holdco, LLC

JLL JGW Distribution LLC

c/o JLL Partners, Inc.

450 Lexington Avenue

31st Floor

New York, New York 10017

Attention:          Frank J. Rodriguez

Facsimile:          (212) 286-8626

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

920 N. King Street

Wilmington, Delaware 19801

Attn:    Steven J. Daniels, Esq.

Telephone: (302) 651-3240

Fax: (302) 552-3240

and

Reed Smith LLP

1650 Market Street, Suite 2500

Philadelphia, Pennsylvania  19103

Attn:  Lori L. Lasher, Esq.

Telephone: (215) 851-8136

Fax:  (215) 851-1420

If to any of the other Stockholders, at the address set forth on Schedule A hereto or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith.

11.          Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

12.          Integration.

This Agreement (together with the Certificate of Incorporation, the JGWPT Holdings LLC Agreement, and that certain Director Designation Agreement, dated as of November 14, 2013, by and between the JLL Holders (as defined in the Director Designation Agreement) and the Company), including Schedule A hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersedes any and all prior understandings or agreements relating to the subject matter hereof and thereof. If applicable, this Agreement does not modify or affect the rights or benefits of any Stockholder under any employment agreement between such Stockholder and the Company, as amended through the date of this Agreement.

13.          Mutual Drafting.

Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

14.          Section Headings.

The section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

15.          Counterparts.

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all which shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned hereby agree to be bound by the terms and provisions of this Voting Agreement as of the date first above written.

JLL JGW DISTRIBUTION, LLC

By:	/s/ Paul S. Levy
Name: Paul S. Levy
Title: Authorized Person

JGW HOLDCO, LLC

By:	/s/ David Miller
Name: David Miller
Title: Chief Executive Officer

PGHI CORP.

By:	/s/ James D. Terlizzi
Name: James D. Terlizzi
Title: Chief Executive Officer

/s/ David Miller
David Miller

/s/ Randi K. Sellari
Randi K. Sellari

/s/ Stefano Sola
Stefano Sola

[Signature Page to Voting Agreement]

SCHEDULE A

STOCKHOLDERS

Stockholder	Subject Shares
JLL JGW Distribution, LLC c/o JLL Partners 450 Lexington Avenue, Suite 3350 31st Floor New York, NY 10017 Telephone: (212) 210-9300 Fax: (212) 286-8626	945,151 Class B Shares and any Class A Shares obtained by exchanging such Class B Shares for Class A Shares 1,500,000 Class A Shares

JGW Holdco, LLC c/o JLL Partners 450 Lexington Avenue, Suite 3350 31st Floor New York, NY 10017 Telephone: (212) 210-9300 Fax: (212) 286-8626	8,400,024 Class B Shares and any Class A Shares obtained by exchanging such Class B Shares for Class A Shares

PGHI Corp. 6465 E. Johns Crossing Suite 200 Johns Creek, GA 30097

All Class A Shares issuable upon exercise of warrants dated as of November 14, 2013.

All Class A Shares issuable upon conversion of any of the 4,360,623 Class C Shares issuable upon exchange of Non-Voting Common Interests of JGWPT Holdings, LLC

David Miller c/o JGWPT Holdings Inc. 201 King of Prussia Road, Suite 501 Radnor, PA 19087	523,402 Class B Shares and any Class A Shares obtained by exchanging such Class B Shares for Class A Shares

Randi K. Sellari c/o JGWPT Holdings Inc. 201 King of Prussia Road, Suite 501 Radnor, PA 19087	426,332 Class B Shares and any Class A Shares obtained by exchanging such Class B Shares for Class A Shares

Stefano Sola c/o JGWPT Holdings Inc. 201 King of Prussia Road, Suite 501 Radnor, PA 19087	206,116 Class B Shares and any Class A Shares obtained by exchanging such Class B Shares for Class A Shares